UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2017

New Media Insight Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54718	27-2235001
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

28202 N. 58th Street, Cave Creek, AZ	85331
(Address of principal executive offices)	(Zip Code)

(480) 275-2294

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 20, 2017 the Company realized that due to a series of inadvertent miscommunications between the Company and its independent auditor the Form 10-Qs filed on June 13, 2017 for the periods ended October 31, 2015 and January 31, 2016 had not been reviewed and approved for filing by the Company’s independent auditor.

The Company has been in the process of catching up all filings and has provided all quarterly and yearly financial statements and Forms 10-Q and 10-K to the independent auditor. During the process of communication on financial statements, the Company and auditor agreed that the forms were ready to be edgarized for further review. In a telephonic communication, the Company’s President misunderstood a conversation as granting filing permission for the two filed 10-Qs.

Upon realizing the error the independent auditor informed the Company and has now begun a review of the subject filings. Until such review is completed, the Company and the independent auditor agree that the filed financial statements should not be relied upon and that amended Form 10-Qs will be filed upon satisfactory completion of the review by the auditor.

The Company’s President is communicating with the auditor on this matter and both are working to quickly ensure that amended Form 10-Qs are filed as soon as possible.

The independent auditor has been provided a copy of the disclosures in this report prior to the filing with the SEC. A copy of Green & Company, CPAs’ letter dated June 22, 2017 stating whether it agrees with the disclosures in this report is filed as Exhibit 16.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

16.1	Letter from Green & Company, CPAs

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Media Insight Group, Inc.

Date: June 22, 2017	By:	/s/ Michael Palethorpe
Michael Palethorpe
President, Chief Executive Officer, Secretary and Treasurer